Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Registration Statement
No. 333-182352 (Form S-4) and related Proxy Statement/Prospectus of Gaylord Entertainment Company and Granite Hotel Properties, Inc. for the registration of 50,678,341 shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedules of Gaylord Entertainment Company, and the effectiveness of internal control over financial reporting of Gaylord Entertainment Company, included in its Annual Report (Form
10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

August 17, 2012